Exhibit 99.1

News Release

Contact:	Investor Relations & Corporate Communications
Metabasis Therapeutics, Inc.
(858) 622-2223

METABASIS THERAPEUTICS ANNOUNCES FIRST QUARTER 2009 FINANCIAL RESULTS

SAN DIEGO, CA – May 14, 2009 – Metabasis Therapeutics, Inc. (Nasdaq: MBRX), a biopharmaceutical company focused on innovative therapies for metabolic diseases including hyperlipidemia and diabetes, today announced financial results for the first quarter ended March 31, 2009.

“At the beginning of the first quarter, we established a new strategic plan and as part of that plan we significantly reduced our workforce and core operating expenses,” said Mark Erion, Ph.D., president, chief executive officer and chief scientific officer. “We continue to execute on that plan, which is focused on initiating and completing a 12-week Phase 2a proof-of-concept trial on MB07811, our liver-targeted thyroid receptor agonist for hyperlipidemia, and on establishing corporate partnerships for our glucagon antagonist program and for MB07803, our Phase 2 product candidate for type 2 diabetes that targets the enzyme fructose-1,6-bisphosphatase. Both programs were advanced considerably this quarter with the identification of a potential product candidate for our glucagon antagonist program, MB11262, and the completion of a clinical trial on MB07803 that highlighted the glucose lowering potential of this mechanism. The results of this trial will be presented at the upcoming American Diabetes Association Meeting now that our late breaking abstract has been accepted.”

Dr. Erion further stated, “In order to successfully execute on our strategic plan, we intend to raise capital in the second quarter in an amount sufficient to fund our operations through the Phase 2a proof-of-concept trial on MB07811. We also intend to establish one or more strategic collaborations in the second half of 2009 as well as to secure research milestones from our existing partnerships with Merck & Co. and Roche.”

The net loss for the first quarter ended March 31, 2009 was $8.2 million, or $0.23 per share, compared to a net loss of $11.1 million, or $0.36 per share, for the first quarter ended March 31, 2008. As of March 31, 2009, Metabasis had cash and cash equivalents totaling $11.8 million.

2009 First Quarter and Year to Date Highlights

MB07811 (hyperlipidemia)

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Four articles on MB07811 were published in peer-reviewed journals covering the design of MB07811 and pre-clinical findings demonstrating liver targeting, cholesterol lowering in combination with statins, and reduction of liver fat in obese mice.

MB07803 (type 2 diabetes)

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A clinical trial in which MB07803 was administered twice-daily for 14 days to patients with poorly-controlled type 2 diabetes resulted in dose-related, clinically meaningful and statistically significant reductions in day long glycemia (24-hour weighted mean glucose levels) at all doses evaluated (50 mg, 200 mg and 400 mg, twice-daily). In addition, clinically and statistically significant reductions in fasting plasma glucose (FPG) were observed at the two highest doses. In this study, MB07803 was shown to be safe at all doses tested and well tolerated up to 200 mg twice-daily. MB07803 is Metabasis’ second-generation product candidate from a new class of drugs that the Company discovered internally for the treatment of type 2 diabetes. MB07803 is designed to reduce glucose production in the liver by inhibiting the enzyme fructose-1,6-bisphosphatase (FBPase). Excess glucose production is believed to be a major contributor to the elevated glucose levels found in patients with type 2 diabetes.

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Pre-clinical studies identified a difference between MB07803 and the first generation FBPase inhibitor, CS-917, that may translate to an improved safety profile for MB07803. The difference is related to a metabolite found in humans at high levels following treatment with CS-917. The metabolite was shown to inhibit mitochondrial function and alter lactate metabolism at concentrations within the range of those observed in humans. The metabolite may be a contributing factor in the two cases of lactic acidosis observed during co-administration of CS-917 and metformin in a previous clinical trial. MB07803 generates a similar metabolite in humans but at 100-fold lower levels than CS-917, and at concentrations not expected to affect mitochondrial function.

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A late-breaking abstract has been accepted for presentation at the American Diabetes Association’s 69th Scientific Sessions in New Orleans, LA in early June 2009. The abstract, entitled “Pronounced Glucose Reduction In Poorly Controlled T2DM with MB07803, “A Novel Fructose-1,6-bisphosphatase Inhibitor (FBPaseI) with Reduced Potential for Acid-Base Disturbances vs. the 1st Generation FBPaseI CS-917”, will be presented in poster format in the Clinical Therapeutics/New Technology-Pharmacologic Treatment of Diabetes or its Complications category.

2009 First Quarter Financial Results

Revenues for the first quarter ended March 31, 2009 were $1.9 million compared to $0.9 million for the same period in 2008. The $1.0 million increase in revenues for the first quarter ended March 31, 2009 as compared to the same period in 2008 was mainly due to $1.5 million in license fee and sponsored research revenues related to the HCV collaboration with Roche entered into in August 2008 offset by a decrease in license fee and sponsored research revenues related to the AMPK collaboration with Merck & Co.

Research and development expenses for the first quarter ended March 31, 2009 were $7.4 million compared to $9.7 million for the same period in 2008. The $2.3 million decrease in research and development expenses for the first quarter ended March 31, 2009 as compared to the same period in 2008 was mainly due to a $2.3 million decrease in personnel related costs due to lower headcount as well as a $1.3 million decrease in clinical development costs for the MB07811, MB07803 and MB07133 programs and a $0.4 million decrease in non-cash stock-based compensation and depreciation, offset by $1.4 million in costs associated with corporate restructuring efforts.

General and administrative expenses for each of the first quarters ended March 31, 2009 and 2008 were $2.5 million. The increased costs associated with the corporate restructuring efforts completed in the first quarter of 2009 offset the decrease in personnel related costs due to lower headcount in the first quarter of 2009 compared to the same period in 2008, resulting in no change in overall general and administrative expenses.

In January 2009, the Company initiated a corporate restructuring that reduced its workforce by 43%, which followed the initiation of a separate restructuring plan the Company announced in November 2008. The two restructuring plans resulted in an approximate 60% reduction of its workforce, or 73 employees. The Company incurred restructuring charges in the first quarter of 2009 of $1.6 million primarily related to one-time employee termination costs, including severance and other benefits. Restructuring charges of $1.4 million and $0.2 million are included in research and development and general and administrative expenses, respectively, for the first quarter of 2009.

As of March 31, 2009, Metabasis had cash and cash equivalents of $11.8 million, compared to cash, cash equivalents and securities available-for-sale of $21.6 million as of December 31, 2008. The decrease of $9.8 million was primarily due to the use of cash for operations. Cash and cash equivalents as of March 31, 2009 will be sufficient to fund the Company’s operations into July 2009, under the current strategic plan. The Company intends to raise additional capital during the second quarter of 2009 through undertaking a financing of sufficient size to provide the necessary resources to fund its operations through the Phase 2 proof-of-concept clinical trial on MB07811.

About Metabasis (www.mbasis.com):

Metabasis is a biopharmaceutical company committed to the discovery, development and commercialization of novel drugs for metabolic diseases using its proprietary technology and its knowledge of processes and pathways within the liver that are useful for liver-selective drug targeting and treatment of metabolic diseases. The Company has established a broad pipeline of product candidates and advanced discovery programs targeting large markets with significant unmet needs. The Company’s product pipeline includes clinical-stage product candidates and advanced discovery programs for the treatment of metabolic diseases such as diabetes and hyperlipidemia, as well as product candidates and advanced discovery programs for the treatment of liver diseases such as hepatitis and primary liver cancer. All of the Company’s product candidates were developed internally using its proprietary technology and know-how.

Forward-Looking Statements:

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to the objectives of Metabasis’ new strategic plan; the timing and results of Metabasis’ anticipated clinical trials; Metabasis’ ability to raise additional funds through establishing additional strategic partnerships or the potential sale of equity and other funding sources; anticipated milestone payments pursuant to existing strategic partnerships; Metabasis’ product pipeline, capabilities and long term goals; the status of on-going and future partnering activities, and the impact of the reorganization and reduction in force, including the Company’s ability to reach milestones and recommend compounds for clinical development notwithstanding the reduction in force. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Metabasis’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to Metabasis’ ability to obtain additional financing to support its operations; the progress and timing of clinical trials for Metabasis’ product candidates; the fact that positive results from preclinical studies and early clinical trials does not necessarily mean later clinical trials will succeed; difficulties or delays in development, testing, obtaining regulatory approval, producing and marketing Metabasis’ product candidates; serious adverse side effects or inadequate efficacy of, or serious adverse events related to, Metabasis’ product candidates or proprietary technologies; the risk that Metabasis will not be able to build more value or retain rights for direct commercialization of its product candidates; Metabasis’ dependence on its licensees and collaborators for the clinical development and registration of, as well as information relating to, certain of its product candidates; potential conflicts with collaborators that could delay or prevent the development or commercialization of Metabasis’ product candidates; the scope and validity of intellectual property protection for Metabasis’ product candidates, proprietary technologies and their uses; competition from other pharmaceutical or biotechnology companies; Metabasis’ ability to generate financing through partnerships; Metabasis’ ability to maintain compliance with Nasdaq Capital Market continued listing requirements; and other factors discussed in the “Risk Factors” section of Metabasis’ Annual Report on Form 10-K for the fiscal year ended December 31, 2008. All forward-looking statements are qualified in their entirety by this cautionary statement. Metabasis is providing this information as of this date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

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Metabasis Therapeutics, Inc.

Condensed Balance Sheets

(in thousands)

	March 31, 2009	December 31, 2008
	(unaudited)
Assets:
Current assets:
Cash, cash equivalents and securities available-for-sale	$11,768	$21,599
Other current assets	1,018	1,091

Total current assets	12,786	22,690
Property and equipment, net	4,052	4,779
Other assets	249	273

Total assets	$17,087	$27,742

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable and accrued liabilities	$3,793	$4,330
Other current liabilities	12,638	9,568

Total current liabilities	16,431	13,898
Long-term liabilities	4,655	10,463
Stockholders’ (deficit) equity	(3,999)	3,381

Total liabilities and stockholders’ equity	$17,087	$27,742

Metabasis Therapeutics, Inc. Condensed Statements of Operations (unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2009	2008
Revenues:
License fees	$1,089	$417
Sponsored research	800	525

Total revenues	1,889	942
Operating expenses:
Research and development	7,416	9,745
General and administrative	2,523	2,519

Total operating expenses	9,939	12,264

Loss from operations	(8,050)	(11,322)
Total interest (expense) income, net	(191)	222

Net loss	$(8,241)	$(11,100)

Basic and diluted net loss per share	$(0.23)	$(0.36)

Shares used to compute basic and diluted net loss per share	35,152	30,758